Exhibit 4.6.6

[Execution Copy]

TRANCHE E TERM LOAN AGREEMENT

dated as of

December 12, 2003

NEXTEL COMMUNICATIONS, INC.,

NEXTEL FINANCE COMPANY

JPMORGAN SECURITIES INC.
as Sole Bookrunner and Lead Arranger

JPMORGAN SECURITIES INC.,
as Syndication Agent

Bear, Stearns & Co. Inc.
Citigroup Global Markets, Inc.
Credit Suisse First Boston
SG Cowen,
as Documentation Agents

JPMORGAN CHASE BANK,
as Collateral Agent

TRANCHE E TERM LOAN AGREEMENT

          TRANCHE E TERM LOAN AGREEMENT dated as of December 12, 2003 among NEXTEL COMMUNICATIONS, INC. (“NCI”), NEXTEL FINANCE COMPANY (the “Borrower”) and the other RESTRICTED COMPANIES party hereto, the TRANCHE E TERM LOAN LENDERS party hereto (including each Tranche E Term Loan Lender as defined below that becomes a party hereto pursuant to a Lender Addendum as defined below), TORONTO DOMINION (TEXAS), INC., as Administrative Agent, and JPMORGAN CHASE BANK, formerly known as THE CHASE MANHATTAN BANK, as Collateral Agent.

          NCI, the Borrower and the other Restricted Companies party thereto, the lenders party thereto, Toronto Dominion (Texas), Inc., as the Administrative Agent, and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as Collateral Agent, are parties to an Amended and Restated Credit Agreement dated as of November 9, 1999 (as heretofore amended, and as amended pursuant to Amendment No. 4 thereto being executed concurrently with this Agreement, the “Credit Agreement”).

          Section 2.01(e) of the Credit Agreement (as amended by Amendment No. 4 thereto) contemplates that at any time and from time to time prior to the Revolving Credit Maturity Date, the Borrower may request that one or more persons (which may include the Lenders under and as defined in the Credit Agreement) offer to enter into commitments to make (or, as provided herein, to convert existing Term Loans into) Incremental Facility Loans under and as defined in said Section 2.01(e), subject to the conditions specified in said Section 2.01(e). The Borrower has now requested that $2,200,000,000 in aggregate principal amount of Incremental Facility Loans under said Section 2.01(e) be made available to it in a single series of term loans. The Tranche E Term Loan Lenders (as defined below) are willing to make (or to convert existing Term Loans into) such loans on the terms and conditions set forth below and in accordance with the applicable provisions of the Credit Agreement and, accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

          Terms defined in the Credit Agreement are used herein as defined therein. In addition, the following terms have the meanings specified below:

     “Lender Addendum” means, with respect to any Tranche E Term Loan Lender, a Lender Addendum substantially in form of Annex 1 hereto, dated as of the date hereof and executed and delivered by such Tranche E Term Loan Lender as provided in Section 2.05.

Tranche E Term Loan Agreement

     “Tranche E Term Loan” means a Loan made (or, as provided herein, converted from existing Term Loans) pursuant to this Agreement which shall constitute a single Series of Incremental Facility Term Loans under Section 2.01(e) of the Credit Agreement.

     “Tranche E Term Loan Commitment” means, with respect to each Tranche E Term Loan Lender, the commitment of such Lender to make Tranche E Term Loans hereunder (or, as provided herein, to convert existing Term Loans into Tranche E Terms Loans hereunder). The amount of each Tranche E Term Loan Lender’s Tranche E Term Loan Commitment is set forth in the Lender Addendum executed and delivered by such Tranche E Term Loan Lender. The aggregate original amount of the Tranche E Term Loan Commitments is $2,200,000,000.

     “Tranche E Term Loan Effective Date” means the date on which the conditions specified in Article IV are satisfied (or waived by the Required Tranche E Term Loan Lenders).

     “Tranche E Term Loan Lender” means (a) on the date hereof, a Lender that has executed and delivered a Lender Addendum and (b) thereafter, the Lenders from time to time holding Tranche E Term Loan Commitments or Tranche E Term Loans after giving effect to any assignments thereof pursuant to Section 10.04 of the Credit Agreement.

ARTICLE II

TRANCHE E TERM LOANS

          Section 2.01. Commitments. Subject to the terms and conditions set forth herein and in the Credit Agreement, each Tranche E Term Loan Lender agrees to make Tranche E Term Loans to the Borrower (or, as provided below, to convert Tranche B Term Loans, Tranche C Terms Loans or Tranche D Term Loans into Tranche E Term Loans) on the Tranche E Term Loan Effective Date in an aggregate principal amount equal to such Tranche E Term Loan Lender’s Tranche E Term Loan Commitment. Proceeds of Tranche E Term Loans shall be available solely for application to the prepayment of the outstanding principal of and accrued and unpaid interest on the Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans.

          Notwithstanding the foregoing, it is understood and agreed that any Tranche E Term Loan Lender that also holds any Tranche B Term Loans, Tranche C Term Loans or Tranche D Term Loans (“Existing Tranche Loans”) shall be deemed to have agreed, unless such Lender notifies the Administrative Agent otherwise, that the Tranche E Term Loans to be made by such Lender shall, to the extent of the portion thereof not exceeding the aggregate principal amount of the Existing Tranche Loans of such Lender, be made through such Existing Tranche

Tranche E Term Loan Agreement

Loans being converted into Tranche E Term Loans (and each reference in this Agreement or the Credit Agreement to the “making” of any Tranche E Term Loan, or words of similar import, shall in the case of such Lender be deemed to include such conversion). Without limiting the generality of the foregoing, it is understood that the Tranche E Term Loans into which the Existing Tranche Loans are so converted shall be treated indentically to the Tranche E Terms Loans being funded (and not being converted from Existing Tranche Loans) on the Tranche E Term Loan Effective Date and shall have identical Interest Periods in identical proportions and durations as all other Tranche E Loans (and, for these purposes, any Interest Periods for Existing Tranche Loans that are Eurodollar Loans in effect on the Tranche E Term Loan Effective Date shall be terminated on the Tranche E Term Loan Effective Date, and any such converting Lender shall be paid accrued interest on its Existing Tranche Loans being so converted, together with any amounts payable under Section 2.14 of the Credit Agreement, as if the Existing Tranche Loans were being prepaid in full on the Tranche E Term Loan Effective Date).

          Section 2.02. Termination of Commitments. Unless previously terminated, the Tranche E Term Loan Commitments shall terminate after the Borrowing of the Tranche E Term Loans on the Tranche E Term Loan Effective Date.

          Section 2.03. Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Tranche E Term Loan Lenders the principal of the Tranche E Term Loans in twenty-eight installments payable on the Principal Payment Dates as follows:

Principal Payment Date
Falling on or Nearest to:	Amount of Installment:
March 31, 2004	$5,500,000
June 30, 2004	$5,500,000
September 30, 2004	$5,500,000
December 31, 2004	$5,500,000
March 31, 2005	$5,500,000
June 30, 2005	$5,500,000
September 30, 2005	$5,500,000
December 31, 2005	$5,500,000
March 31, 2006	$5,500,000
June 30, 2006	$5,500,000
September 30, 2006	$5,500,000
December 31, 2006	$5,500,000

Tranche E Term Loan Agreement

March 31, 2007	$5,500,000
June 30, 2007	$5,500,000
September 30, 2007	$5,500,000
December 31, 2007	$5,500,000
March 31, 2008	$5,500,000
June 30, 2008	$5,500,000
September 30, 2008	$5,500,000
December 31, 2008	$5,500,000
March 31, 2009	$5,500,000
June 30, 2009	$5,500,000
September 30, 2009	$5,500,000
December 31, 2009	$5,500,000
March 31, 2010	$5,500,000
June 30, 2010	$5,500,000
September 30, 2010	$5,500,000
December 15, 2010	$2,051,500,000

          Notwithstanding the foregoing, if on any date (the “Test Date”), the maturity date for any then-outstanding Public Notes (excluding all Public Notes maturing after June 30, 2009), or mandatory redemption date for Disqualified Capital Stock (excluding all Disqualified Capital Stock with a mandatory redemption date after June 30, 2009), shall fall within six months of the Test Date then, if the aggregate principal amount of all such Public Notes that mature, and the redemption price of all such Disqualified Capital Stock that is required to be redeemed, prior to June 30, 2009 is at such time greater than the Threshold Amount, the Tranche E Term Loans shall be paid in full on the Test Date, provided that the foregoing shall not apply if either (x) the long-term debt rating for the outstanding unsecured and unenhanced Public Notes is at least BBB- by S&P or Baa3 by Moody’s or (y) the Required Lenders shall elect otherwise at any time prior to the Test Date.

          Section 2.04. Applicable Rate. The Applicable Rate means, in the case of Tranche E Term Loans, for any day, 1.25% with respect to any Base Rate Loan and 2.25% with respect to any Eurodollar Loan.

          Section 2.05. Prepayment Premium. Upon any prepayment of Tranche E Term Loans pursuant to Section 2.09(a) of the Credit Agreement during the period commencing on the date hereof to but not including the first anniversary thereof, the Borrower shall pay to the holders of such Loans a prepayment premium in respect of the principal amount of such Loans so prepaid equal to 1% of such principal amount prepaid, it being understood that no prepayment premium shall be required pursuant to this paragraph in respect of any prepayment of such Loans made on or after such first anniversary.

Tranche E Term Loan Agreement

          Section 2.06. Delivery of Lender Addenda. Each Tranche E Term Loan Lender shall become a party to this Agreement by delivering to each Agent a Lender Addendum duly executed by such Tranche E Term Loan Lender, the Borrower and each Agent.

          Section 2.07. Status of Agreement. This Agreement constitutes an Incremental Facility Amendment, the Tranche E Term Loan Commitments of each Tranche E Term Loan Lender constitute Incremental Facility Term Loan Commitments and each Tranche E Term Loan Lender constitutes an Incremental Facility Term Loan Lender, in each case under and for all purposes of the Credit Agreement. The Tranche E Term Loans constitutes a single “Series” of Incremental Facility Loans under Section 2.01(e) of the Credit Agreement.

          Section 2.08. Certain Consents. Each Tranche E Lender hereby consents to the future amendments to the Credit Agreement contemplated by Section 3 of Amendment No. 4 thereto, which future amendments would effect any or all of the following (it being understood that to the extent such amendment effects any other changes to the Credit Agreement, it shall be subject to approval by the appropriate Lenders as and to the extent specified in Section 10.02 of the Credit Agreement):

     (i) provides for one or more (but not all) of the Revolving Credit Lenders to forego any reductions of their Revolving Credit Commitments otherwise scheduled to occur on any date pursuant to Section 2.07(b) of the Credit Agreement, or required to occur by reason of a voluntary reduction of Revolving Credit Commitments at the option of the Borrower so long as, for each Revolving Credit Lender whose Revolving Credit Commitment is reducing and has not agreed to forego such reduction (herein, a “Reducing Lender”), the Borrower shall prepay the Revolving Credit Loans of such Reducing Lender (and, to the extent necessary, provide cover for LC Exposure of such Reducing Lender pursuant to Section 2.04(i) of the Credit Agreement), in an amount equal to the amount by which the Revolving Credit Commitment of such Reducing Lender is being reduced, it being understood that (x) any such prepayment of Loans of such Reducing Lender shall be applied to the Loans of each Type and Interest Period held by such Reducing Lender so that, after giving effect to such prepayment, the Loans of such Reducing Lender are held ratably by Type and Interest Period with the Loans held by each other Revolving Credit Lender and (y) any such cover for the LC Exposure of any such Reducing Lender whose Revolving Credit Commitment is so reducing, shall be held in a sub-account of the Letter of Credit Account in which such cover is held for such Reducing Lender segregated from all other funds in the Letter of Credit Account; or

     (ii) provides for one or more (but not all) of the Revolving Credit Lenders to forego a voluntary termination of Commitments being effected at the option of the Borrower, so long as, for each Revolving Credit Lender whose Revolving Credit Commitment is terminating and has not agreed to forego such voluntary termination (herein, a “Terminating Lender”), the Borrower shall pay in full the Revolving Credit

Tranche E Term Loan Agreement

Loans of such Terminating Lender (and, to the extent necessary, provide full cover for the LC Exposure of such Terminating Lender pursuant to Section 2.04(i) of the Credit Agreement), it being understood that any such cover for LC Exposure of any such Terminating Lender whose Revolving Credit Commitment is so terminating, shall be held in a sub-account of the Letter of Credit Account in which such cover is held for such Terminating Lender segregated from all other funds in the Letter of Credit Account.

ARTICLE III

REPRESENTATION AND WARRANTIES; NO DEFAULTS

          NCI and each Restricted Company represents and warrants to the Lenders and the Agents, as to itself and each of its subsidiaries that, after giving effect to the provisions hereof, (i) each of the representations and warranties set forth in Article IV of the Credit Agreement is true and correct on and as of the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty is true and correct as of such specific date) and as if each reference therein to the Credit Agreement or Loan Documents included reference to this Agreement and (ii) no Default or Event of Default has occurred and is continuing.

ARTICLE IV

CONDITIONS

          The obligations of the Tranche E Term Loan Lenders to make (or, as provided herein, to convert existing Term Loans into) the Tranche E Term Loans is subject to the conditions precedent that each of the following conditions shall have been satisfied (or waived by the Required Tranche E Term Loan Lenders):

     (a) Counterparts of Agreement. The Administrative Agent (or Special Counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) Opinion of Counsel to Credit Parties. The Administrative Agent (or Special Counsel) shall have received a favorable written opinion (addressed to each Agent and the Tranche E Term Loan Lenders and dated the Tranche E Term Loan Effective Date) of Jones Day, counsel to the Credit Parties, covering such matters relating to the Credit Parties or this Agreement as either Agent shall request (and each Credit Party hereby requests such counsel to deliver such opinion). To the extent deemed appropriate by the

Tranche E Term Loan Agreement

Restricted Companies, internal corporate matters in such opinion (such as due incorporation and the like) may be rendered in a separate opinion from the General Counsel of NCI.

     (c) Opinion of Special Counsel. The Administrative Agent shall have received a favorable written legal opinion (addressed to each Agent and the Tranche E Term Loan Lenders and dated the Tranche E Term Loan Effective Date) of Special Counsel, substantially in the form of Annex 2 (and each Agent hereby requests such counsel to deliver such opinion).

     (d) Corporate Matters. The Administrative Agent (or Special Counsel) shall have received such documents and certificates as either Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Borrowings hereunder and any other legal matters relating to the Credit Parties, the Credit Agreement or this Agreement, all in form and substance reasonably satisfactory to each Agent.

     (e) Notes. The Administrative Agent (or Special Counsel) shall have received for each Tranche E Term Loan Lender that shall have requested a promissory note at least one Business Day prior to the Tranche E Term Loan Effective Date, a duly completed and executed promissory note for such Lender.

     (f) Fees and Expenses. JPMorgan Securities Inc. shall have received all fees and other amounts due and payable on or prior to the Tranche E Term Loan Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     (g) Prepayment of Tranche B, C and D Term Loans. The principal of and interest on and all other amounts (including any amounts payable under Section 2.14 of the Credit Agreement) owing in respect of the Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans shall have been (or shall be concurrently) prepaid in full from funds available to the Borrower and the proceeds of the Tranche E Term Loans.

     (h) Additional Conditions. Each of the conditions precedent set forth in Section 5.02 of the Credit Agreement to the making of (or, as provided herein, to converting existing Term Loans into) Tranche E Term Loans on the Tranche E Term Loan Effective Date shall have been satisfied, and the Administrative Agent (or Special Counsel) shall have received a certificate to such effect, dated the Tranche E Term Loan Effective Date and signed by the President, Executive Vice President, Senior Vice President, a Vice President or a Financial Officer of the Borrower.

Tranche E Term Loan Agreement

ARTICLE V

MISCELLANEOUS

          SECTION 5.01. Expenses. The Credit Parties jointly and severally agree to pay, or reimburse JPMorgan Securities Inc. for paying, all reasonable out-of-pocket expenses incurred by the JPMorgan Securities Inc. and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the syndication of the Incremental Facility Loans provided for herein and the preparation of this Agreement.

          SECTION 5.02. Counterparts; Integration; Effectiveness. This Agreement, including the Lender Addenda, may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when this Agreement, together with Lender Addenda providing for Tranche E Term Loan Commitments in an aggregate principal amount equal to $2,200,000,000, shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof and thereof which, when taken together, bear the signatures of each of the other parties hereto and thereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 5.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

          SECTION 5.04. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Tranche E Term Loan Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Vice President & Treasurer

RESTRICTED COMPANIES

NEXTEL FINANCE COMPANY

By:	/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Vice President & Treasurer

FCI 900, Inc.
NEXTEL BOOST OF CALIFORNIA, LLC
NEXTEL COMMUNICATIONS OF THE MID-ATLANTIC, INC.
NEXTEL OF CALIFORNIA, INC.
NEXTEL LICENSE ACQUISITION CORP.
NEXTEL LICENSE HOLDINGS 1, INC.
NEXTEL LICENSE HOLDINGS 2, INC.
NEXTEL LICENSE HOLDINGS 3, INC.
NEXTEL LICENSE HOLDINGS 4, INC.
NEXTEL LICENSE HOLDINGS 5, INC.
NEXTEL OF NEW YORK, INC.

Tranche E Term Loan Agreement

NEXTEL OPERATIONS, INC.
NEXTEL OF PUERTO RICO, INC.
NEXTEL SOUTH CORP.
NEXTEL OF TEXAS, INC.
NEXTEL SYSTEMS CORP.
NEXTEL WEST CORP.
NEXTEL WEST SERVICES, LLC

By:	/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Vice President & Treasurer

Tranche E Term Loan Agreement

AGENTS

TORONTO DOMINION (TEXAS), INC.,
as Administrative Agent

By:	/s/ Jim Bridwell

Name: Jim Bridwell
Title: Vice President

JPMORGAN CHASE BANK, formerly known
as THE CHASE MANHATTAN BANK,
as Collateral Agent

By:	/s/ Tracey Navin Ewing

Name: Tracey Navin Ewing
Title: Vice President

Tranche E Term Loan Agreement

ANNEX 1

[Form Of Lender Addendum]

LENDER ADDENDUM

          Reference is made to the Tranche E Term Loan Agreement dated as of December 12, 2003 (the “Tranche E Term Loan Agreement”) among Nextel Communications, Inc. (“NCI”), Nextel Finance Company (the “Borrower”) and the other Restricted Companies named therein, the Tranche E Term Loan Lenders named therein (the “Tranche E Term Loan Lenders”), Toronto-Dominion (Texas), Inc., as Administrative Agent (the “Administrative Agent”), and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as Collateral Agent (the “Collateral Agent”), which Tranche E Term Loan Agreement is being entered into pursuant to Section 2.01(e) of the Amended and Restated Credit Agreement dated as of November 9, 1999 (the “Credit Agreement”) among NCI, the Borrower and the other Restricted Companies party thereto, the lenders party thereto and the Administrative Agent and Collateral Agent. Terms used but not defined in this Lender Addendum have the meanings assigned to such terms in the Tranche E Term Loan Agreement and the Credit Agreement.

          By its signature below, and subject to the acceptance hereof by the Borrower and each Agent as provided below, the undersigned hereby becomes a Tranche E Term Loan Lender under the Tranche E Term Loan Agreement, having the Tranche E Term Loan Commitment set forth below opposite its name.

          It is understood and agreed that if the undersigned also holds any Tranche B Term Loans, Tranche C Term Loans or Tranche D Term Loans (“Existing Tranche Loans”) under the Credit Agreement, the undersigned shall be deemed to have agreed, unless it notifies the Administrative Agent otherwise, that the Tranche E Term Loans to be made by the undersigned shall, to the extent of the portion thereof not exceeding the aggregate principal amount of the Existing Tranche Loans of the undersigned, be made through such Existing Tranche Loans being converted into Tranche E Term Loans (and each reference in the Tranche E Term Loan Agreement or the Credit Agreement to the “making” of any Tranche E Term Loan, or words of similar import, shall in the case of the undersigned be deemed to include such conversion).

          This Lender Addendum shall be governed by, and construed in accordance with, the law of the State of New York.

          This Lender Addendum may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Lender Addendum

          IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this    day of December, 2003.

Amount of Tranche E
Term Loan Commitment:	[Name of Tranche E Term Loan Lender]

$_______________

By:
Name:
Title:

Accepted and agreed:

TORONTO DOMINION (TEXAS), INC., as
Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, formerly
known as THE CHASE MANHATTAN BANK,
as Collateral Agent

By:
Name:
Title:

Lender Addendum

NEXTEL FINANCE COMPANY

By:
Name:
Title:

Lender Addendum

ANNEX 2

[Form of Opinion of Special Counsel to the Agents]

[Date]

To the Tranche E Term Loan Lenders
  and the Agents party to the Tranche E
  Term Loan Agreement and
  Credit Agreement referred to below

Ladies and Gentlemen:

          We have acted as special New York counsel to the Administrative Agent and Collateral Agent under the Tranche E Term Loan Agreement dated as of    , 2003 (the “Tranche E Term Loan Agreement”) among Nextel Communications, Inc. (“NCI”), Nextel Finance Company (the “Borrower”) and the other Restricted Companies named therein, the Tranche E Term Loan Lenders party thereto (the “Tranche E Term Loan Lenders”), Toronto-Dominion (Texas), Inc., as Administrative Agent (the “Administrative Agent”), and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as Collateral Agent (the “Collateral Agent”), which Tranche E Term Loan Agreement is being entered into pursuant to Section 2.01(e) of the Amended and Restated Credit Agreement dated as of November 9, 1999 (the “Credit Agreement”) among NCI, the Borrower and the other Restricted Companies party thereto, the lenders party thereto and the Administrative Agent and Collateral Agent. Terms defined in the Tranche E Term Loan Agreement and Credit Agreement are used herein as defined therein, or in Annex 1 hereto. This opinion is being delivered pursuant to clause (c) of Article IV of the Tranche E Term Loan Agreement.

          In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

(a)	the Tranche E Term Loan Agreement; and

(b)	the Credit Agreement.

The agreements, instruments and other documents referred to in the foregoing lettered clauses are collectively referred to as the “Credit Documents”.

          In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Documents.

Form of Opinion of Special Counsel

          In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Credit Parties) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii)	all signatories to such documents have been duly authorized;

(iii)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents; and

(iv)	the Tranche E Term Loan Agreement has become effective in accordance with the provisions of Section 5.02 thereof.

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that each of the Credit Documents constitutes the legal, valid and binding obligation of each Credit Party party thereto, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

          The foregoing opinions are subject to the following comments and qualifications:

     (A) The enforceability of Section 10.03 of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

     (B) Clause (iii) of the second sentence of Section 3.02 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations (as defined in the Credit Agreement) are materially modified.

     (C) The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

Form of Opinion of Special Counsel

     (D) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.16(d) of the Credit Agreement, (iii) the first sentence of Section 10.09(b) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Loan Documents, (iv) the waiver of inconvenient forum set forth in Section 10.09(c) with respect to proceedings in the United States District Court for the Southern District of New York and (v) Section 3.06 of the Credit Agreement.

     (E) We express no opinion as to the applicability to the obligations of any Restricted Company (or the enforceability of such obligations) of Section 548 of the United States Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations or of the provisions of the law of the jurisdiction of incorporation of any Restricted Company restricting dividends, loans or other distributions by a corporation for the benefit of its stockholders.

            The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. We express no opinion herein as to the applicability to, or effect upon, the transactions contemplated by the Credit Documents with respect to matters governed by (i) the Federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder by the FCC or (ii) any PUC which on the date hereof is entitled to exercise jurisdiction over the Credit Parties.

            At the request of our client, this opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your extensions of credit under the Credit Agreement) without our prior written consent.

Very truly yours,

RJW/WJM

Form of Opinion of Special Counsel